Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: November 10, 2008

GLENCORE HOLDING AG

By:	/s/ Willy R. Strothotte

Name: Willy R. Strothotte
Title: Chairman

By:	/s/ Ivan Glasenberg

Name: Ivan Glasenberg
Title: Director

GLENCORE INTERNATIONAL AG

By:	/s/ Stefan Peter

Name: Stefan Peter
Title: Officer

By:	/s/ Lotti Grenacher Hagmann

Name: Lotti Grenacher Hagmann
Title: Officer

GLENCORE AG

By:	/s/ Andreas Hubmann

Name: Andreas Hubmann
Title: Director

By:	/s/ Steven Kalmin

Name: Steven Kalmin
Title: Director